UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2009

CHARTWELL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51342 (Commission File No.)	95-3979080 (IRS Employer Identification No.)

140 East Main Street
Middletown, NY 10940
 (Address and telephone number of principal executive offices) (Zip Code)

(949) 335-5319
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 19, 2009, at the annual meeting of our shareholders, our shareholders authorized our board of directors to effect a reverse stock split of the issued and outstanding shares of our common stock at a ratio of 1-for-2.   The reverse stock split will become effective on March 9, 2009.  At that time, all of the shares of the old common stock will be converted into shares of the new common stock as set forth below.  As permitted by Nevada law, there will be no change in the par value of the shares or the number of authorized shares.

Following the effective date of the stock split, the share certificates representing the pre-reverse split number of common stock shares held by the stockholders (the “Old Shares”) will continue to be valid. In the future, new share certificates will be issued reflecting the reverse split, but this in no way will effect the validity of current share certificates. After the effective date of the reverse split, each share representing the Old Shares will be deemed to represent 1/2 of a share of our common stock. Certificates representing the post-reverse split number of shares (the “New Shares”) will be issued in due course as the Old Shares’ certificates are tendered for exchange or transfer to our transfer agent, Computershare Limited. Each holder of record of shares of our common stock that is outstanding on the effective date of the reverse split may contact our transfer agent after the effective date to exchange the certificates representing the Old Shares for new certificates representing the New Shares. Until the stockholder forwards a completed letter of transmittal (which letter can be obtained from our transfer agent), together with certificates representing such stockholder's Old Shares to the transfer agent and receives in return a new certificate representing the stockholder’s New Shares, such stockholder's Old Shares shall be deemed equal to the number of whole shares of New Shares to which such shareholder is entitled as a result of the reverse split.  No fractional shares will be issued.  Any fractional shares created as a result of the reverse stock split will be rounded up to the nearest whole share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTWELL INTERNATIONAL, INC., a Nevada Corporation

Dated: March 2, 2009	By:	/s/ Paul Biberkraut
Paul Biberkraut,
Chief Financial Officer